Exhibit 10.3

LEVI STRAUSS & CO.

2016 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF APRIL 13, 2016)

Levi Strauss & Co., having adopted the Levi Strauss & Co. 2006 Equity Incentive Plan on July 13, 2006, and having amended the plan on several subsequent occasions, hereby amends and restates the plan in its entirety and renames it the 2016 Equity Incentive Plan, effective as of April 13, 2016, as follows:

1.	GENERAL.

(a)    Eligible Award Recipients. The persons eligible to receive discretionary Awards are Employees, Directors and Consultants.

(b)    Available Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, and (vii) Other Stock Awards. The Plan also provides for the grant of Performance Cash Awards.

(c)    Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

2.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board, in its sole discretion, shall have the authority to determine (i) the time or times at which the foregoing ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b)    “Award” means a Stock Award or a Performance Cash Award.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(e)    “Cause” means that the Participant has: (i) committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company or an Affiliate; (ii) engaged in any willful misconduct, including insubordination, in respect of his or her duties or obligations to the Company or an Affiliate; (iii) violated or failed to comply in any material respect with the Company’s

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or any Affiliate’s published rules, regulations or policies (including, without limitation, the Company’s Worldwide Code of Business Conduct), as in effect from time to time; (iv) committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty); (v) misappropriated or embezzled any property of the Company or an Affiliate (whether or not a misdemeanor or felony); (vi) failed, neglected or refused to perform the employment or Board duties, as applicable, related to his or her position as from time to time assigned to him or her (including, without limitation, the Participant’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction); or (vii) breached any applicable employment agreement. For purposes of this Section 2(e), “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(h)    “Common Stock” means the common stock of the Company; provided, however, that after an IPO Date, such term shall mean the class of common stock of the Company that was sold to the public in the initial public offering.

(i)    “Company” means Levi Strauss & Co., a Delaware corporation.

(j)    “Consultant” means any person, including an advisor, who is engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services.

(k)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence or, in the case of a Director, as determined by the Board.

(l)    “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

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(ii)    a sale or other disposition of at least ninety percent (90%) of the outstanding voting securities of the Company;

(iii)    the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

The foregoing definition shall not include transfers of shares by one Permitted Holder to another Permitted Holder.

(m)    “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(n)    “Director” means a member of the Board.

(o)    “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code or, in the case of a Director, as determined by Board.

(p)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q)    “Entity” means a corporation, partnership or other entity.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board based upon an independent appraisal in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(t)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

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(u)    “IPO Date” means the date of completion of the Company’s initial underwritten public offering, if any, of the Common Stock pursuant to a registration statement.

(v)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”) does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(w)    “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(z)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(aa)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(bb)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to Section 7(d).

(cc)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

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(ff)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(gg)    “Performance Cash A ward” means an award of cash granted pursuant to Section 7(d)(ii).

(hh)    “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings before interest, taxes, depreciation, amortization, and rent (“EBITDAR”); (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings before interest and taxes (“EBIT”); (iv) EBITDAR, EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue or return on total capital; (v) net earnings; (vi) earnings per share; (vii) net income; (viii) gross profit margin; (ix) operating margin; (x) operating income; (xi) net worth; (xii) cash flow; (xiii) cash flow per share; (xiv) total stockholder return; (xv) return on capital; (xvi) stock price performance; (xvii) revenues; (xviii) costs; (xix) working capital; (xx) capital expenditures; (xxi) changes in capital structure; (xxii) economic value added; (xxiii) industry indices; (xxiv) expenses and expense ratio management; (xxv) debt reduction; (xxvi) profitability of an identifiable business unit or product; (xxvii) levels of expense, cost or liability by category, operating unit or any other delineation; and (xxviii) implementation or completion of projects or processes. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for a Performance Period. The Board may establish Performance Goals that are based on other criteria, as determined in its sole discretion, with respect to Awards that are not intended to comply with the performance-based compensation exception under Code Section 162(m).

(ii)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be set on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, in absolute terms or relative to internally generated business plans, relative to the performance of one or more comparable companies or a relevant index and/or in accordance with such other parameters adopted by the Board. The Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); (xiii) to reflect any partial or complete corporate liquidation; and (xiv) to make such other equitable adjustments it deems advisable in its sole discretion. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

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(jj)    “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Board may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award.

(kk)    “Performance Stock Award” means a Stock Award granted pursuant to Section 7(d)(i).

(ll)    “Permitted Holders” means the holders of Voting Stock as of the date of adoption of this Plan by the Board, together with any Person who is a “Permitted Transferee,” as that term is defined in the Stockholders’ Agreement, except that transferees under Section 2.2(a)(x) of the Stockholders’ Agreement (which includes, without limitation, Participants) shall not be Permitted Holders for purposes of this Plan.

(mm)    “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(nn)    “Plan” means this Levi Strauss & Co. 2016 Equity Incentive Plan.

(oo)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to Section 7(a).

(pp)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to Section 7(b).

(rr)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss)    “Retirement” means the termination of a Participant’s Continuous Service on or after the date on which such Participant has met the age and service requirements as defined and determined under the Company retirement plan applicable to the Participant.

(tt)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu)    “Securities Act” means the Securities Act of 1933, as amended.

(vv)    “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(c).

(ww)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

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(xx)    “Stock Award” means any right granted under the Plan, including an Option, a Restricted Stock Award, a Stock Appreciation Right, a Restricted Stock Unit Award, an Other Stock Award, or a Performance Stock Award.

(yy)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz)    “Stockholders’ Agreement” means the Stockholders’ Agreement dated as of April 15, 1996 between the Company and the stockholders of the Company party thereto.

(aaa)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(bbb)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ccc)    “Voting Stock” means all classes of the Company’s capital stock (including Common Stock) outstanding at the time of reference and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors of the Company.

3.	ADMINISTRATION.

(a)    Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b)    Powers of Board. The Board or the Committee, to the extent delegated to the Committee pursuant to Section 3(c), shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(ii)    To determine from time to time (1) which of the persons eligible under the Plan shall be granted Awards; (2) when and how each Award shall be granted; (3) what type or combination of types of Awards shall be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (6) the Fair Market Value applicable to a Stock Award.

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(iii)    To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(iv)    To effect, at any time and from time to time, (1) the reduction of the exercise price of any outstanding Option or the strike price of any outstanding Stock Appreciation Right under the Plan; or (2) the cancellation of any outstanding Option or Stock Appreciation Right under the Plan and the grant in substitution therefor of (a) a new Option or Stock Appreciation Right under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (b) a Restricted Stock Award, (c) a Restricted Stock Unit Award, (d) an Other Stock Award, (e) cash, and/or (f) other valuable consideration (as determined by the Board, in its sole discretion); provided, however, that no such reduction or cancellation may be effected if it is determined, in the Company’s sole discretion, that such reduction or cancellation would result in any such outstanding Option or Stock Appreciation Right becoming subject to the requirements of Section 409A of the Code.

(v)    Prior to an IPO Date, to cancel an Award, to the extent not vested, with or without substitution of consideration pursuant to Section 3(b)(iv).

(vi)    To amend the Plan or an Award as provided in Section 12.

(vii)    To terminate or suspend the Plan as provided in Section 13.

(viii)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(ix)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are foreign nationals or employed outside the United States.

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, once such statutes or rules are applicable to the Company, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

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(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.

(a)    Award Pool. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be made subject to, and issued pursuant to, Stock Awards shall not exceed, in the aggregate, 8,000,000 shares of Common Stock; provided, however, that Stock Awards that by their terms may only be settled in cash shall not count against such limit.

(b)    Reversion of Shares to the Award Pool. If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised or settled in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to the Company due to the failure to meet a contingency or condition required for the vesting of such Stock Awards, or (iii) Options or Stock Appreciation Rights are cancelled in accordance with the cancellation and regrant provisions of Section 3(b)(iv), then the shares of Common Stock not issued under such Stock Award, or forfeited to the Company, shall revert to and again become available under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall remain available under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option or Stock Appreciation Right or the issuance or vesting of shares under a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award, the number of shares that are not delivered to the Participant shall remain available under the Plan.

(c)    Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 4(c), subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be made subject to, and issued pursuant to the exercise of, Incentive Stock Options shall be 8,000,000 shares of Common Stock.

(d)    Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5.	ELIGIBILITY.

(a)    Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Performance Cash Awards may be granted to Employees, Directors and Consultants.

(b)    Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

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6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)    Term. No Option shall be exercisable after the expiration of ten (10) years from the date of grant, or such shorter period specified in the Option Agreement; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall be subject to the provisions of Section 5(b).

(b)    Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(c)    Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code and the Treasury Regulations under Code Section 409A.

(d)    Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion (and, in the case of an Incentive Stock Option and to the extent required by Applicable Laws, shall be determined at the time of grant), by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i)    by cash or check;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)    by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall

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accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations; or

(v)    in any other form of legal consideration that may be acceptable to the Board.

(e)    Transferability of Options. The following restrictions on the transferability of Options shall apply:

(i)    Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder, provided, however, that the Board may permit a transfer of a Nonstatutory Stock Option to a revocable trust or as permitted by Rule 701 of the Securities Act of 1933, as amended.

(ii)    Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(f)    Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate, including, without limitation, the provisions of Section 9(a). The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g)    Termination of Continuous Service. Subject to the provisions of Section 8(a), if an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death, Retirement or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h)    Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death, Retirement or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

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(i)    Retirement or Disability of Optionholder. Subject to the provisions of Section 8(a), if an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Retirement or Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the date eighteen (18) months following such termination of Continuous Service (or such longer period specified in the Option Agreement); provided, however that if the conclusion of such period occurs at a time when such Optionholder’s final opportunity to exercise the Option is during a period of less than two (2) weeks due to the limitations set forth in Section 8(a) (or if the cumulative opportunity to exercise was less than six (6) months), then such Optionholder (or permitted transferee) may exercise the Option Right during the next following 2- month permitted exercise period (or subsequent 2-month permitted exercise periods to the extent necessary to reach a cumulative exercise opportunity of six (6) months); provided further, however, that such exercise in no event shall be permitted following the expiration date of the Option. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j)    Death of Optionholder. Subject to the provisions of Section 8(a), if (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, the Option may be exercised (to the extent that the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) (i) the expiration of the term of such Option as set forth in the Option Agreement, or (ii) the date eighteen (18) months following the date of death (or such longer period specified in the Option Agreement); provided, however that if the conclusion of such period occurs at a time when the final opportunity to exercise the Option by the Optionholder’s estate or other beneficiary is during a period of less than two (2) weeks due to the limitations set forth in Section 8(a) (or if the cumulative opportunity to exercise was less than six (6) months), then such estate or other beneficiary may exercise the Option Right during the next following 2-month permitted exercise period (or subsequent 2-month permitted exercise periods to the extent necessary to reach a cumulative exercise opportunity of six (6) months); provided further, however, that such exercise in no event shall be permitted following the expiration date of the Option. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k)    Termination for Cause. If an Optionholder’s Continuous Service is terminated for Cause, (i) the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising the Option from and after the time of such termination of Continuous Service; and (ii) to the extent permitted by applicable law, the Company may rescind any transfer of Common Stock to the Optionholder that occurred within six (6) months prior to such termination of Continuous Service or demand that the Optionholder pay over to the Company the proceeds received by the Optionholder upon the sale, transfer or other transaction involving the Common Stock in such manner and on such terms and conditions as the Company may require, and the Company shall be entitled to set-off against the amount of such proceeds any amount owed to the Company by the Optionholder to the fullest extent permitted by law.

(l)    Early Exercise. The Option may include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

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7.	PROVISIONS OF AWARDS OTHER THAN OPTIONS.

(a)    Restricted Stock Award. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)    Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Continuous Service. If Participant’s Continuous Service terminates, the Company may receive, pursuant to a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement. If such termination is for Cause, to the extent permitted by applicable law, the Company may rescind the transfer of shares of Common Stock awarded to a Participant that ceased to be subject to a forfeiture condition within six (6) months prior to such termination of Continuous Service or demand that the Participant pay over to the Company the proceeds received by the Participant upon the sale, transfer or other transaction involving the Common Stock in such manner and on such terms and conditions as the Company may require, and the Company shall be entitled to set-off against the amount of such proceeds any amount owed to the Company by the Optionholder to the fullest extent permitted by law.

(iv)    Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion consistent with Section 7(f), so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

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(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)    Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award after the vesting of such Restricted Stock Unit Award.

(v)    Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)    Termination of Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service. If such termination is for Cause, to the extent permitted by applicable law, the Company may rescind the transfer of any shares of Common Stock (or their cash equivalent) in respect of Restricted Stock Units that vested within six (6) months prior to such termination of Continuous Service or demand that the Participant pay over to the Company the proceeds received by the Participant upon the sale, transfer or other transaction involving the Common Stock in such manner and on such terms and conditions as the Company may require, and the Company shall be entitled to set-off against the amount of such proceeds any amount owed to the Company by the Participant to the fullest extent permitted by law.

(c)    Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards; provided, however, that a Stock Appreciation Right shall not be granted in tandem with any other Stock Award if it is determined, in the Company’s sole discretion, that such grant would be subject to the requirements of Section 409A of the Code. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

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(i)    Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of grant, or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)    Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right granted as a stand-alone or tandem Stock Award shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)    Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (ii) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv)    Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v)    Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right, which provisions may include, without limitation, a restriction on the periods during which a vested Stock Appreciation Right may be exercised pursuant to Section 8(a).

(vi)    Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii)    Termination of Continuous Service. Subject to the provisions of Section 8(a), if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death, Retirement or Disability), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii)    Extension of Termination Date. A Participant’s Stock Appreciation Right Agreement may provide that if the exercise of the Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than upon the Participant’s death, Retirement or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Stock Appreciation Right shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service during which the exercise of the Stock Appreciation Right would not be in violation of such registration requirements, or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.

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(ix)    Retirement or Disability of Participant. Subject to the provisions of Section 8(a), if a Participant’s Continuous Service terminates as a result of the Participant’s Retirement or Disability, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement or (ii) the date eighteen (18) months following such termination of Continuous Service (or such longer period specified in the Stock Appreciation Right Agreement), provided, however that if the conclusion of such period occurs at a time when such Participant’s final opportunity to exercise the Stock Appreciation Right is during a period of less than two (2) weeks due to the limitations set forth in Section 8(a) (or if the cumulative opportunity to exercise was less than six (6) months), then such Participant (or permitted transferee) may also exercise the Stock Appreciation Right during the next following 2-month permitted exercise period (or subsequent 2-month permitted exercise periods to the extent necessary to reach a cumulative exercise opportunity of six (6) months); provided further, however, that such exercise in no event shall be permitted following the expiration date of the Stock Appreciation Right. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(x)    Death of Participant. Subject to the provisions of Section 8(a), if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Appreciation Right Agreement after the termination of the Participant’s Continuous Service for a reason other than death, the Stock Appreciation Right may be exercised (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or by a person designated to exercise the option upon the Participant’s death, but only within the period ending on the earlier of (i) the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement, or (ii) the date eighteen (18) months following the date of death (or such longer period specified in the Stock Appreciation Right Agreement); provided, however that if the conclusion of such period occurs at a time when the final opportunity to exercise the Stock Appreciation Right by the Participant’s estate or other beneficiary is during a period of less than two (2) weeks due to the limitations set forth in Section 8(a) (or if the cumulative opportunity to exercise was less than six (6) months), then such estate or other beneficiary may also exercise the Stock Appreciation Right during the next following 2-month permitted exercise period (or subsequent 2-month permitted exercise periods to the extent necessary to reach a cumulative exercise opportunity of six (6) months); provided further, however, that such exercise in no event shall be permitted following the expiration date of the Stock Appreciation Right. If, after the Participant’s death, the Stock Appreciation Right is not exercised within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(xi)    Termination for Cause. If a Participant’s Continuous Service is terminated for Cause, (i) the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising the Stock Appreciation Right from and after the time of such termination of Continuous Service; and (ii) to the extent permitted by applicable law, the Company may rescind any transfer of Common Stock (or its cash equivalent) to the Participant that occurred within six (6) months prior to such termination of Continuous Service or demand that the Participant pay over to the Company the proceeds received by the Participant upon the sale, transfer or other transaction involving the Common Stock in such manner and on such terms and conditions as the Company may require, and the Company shall be entitled to set-off against the amount of such proceeds any amount owed to the Company by the Participant to the fullest extent permitted by law.

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(d)    Performance Awards.

(i)    Performance Stock Awards. A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board, in its sole discretion.

(ii)    Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board, in its sole discretion.

(e)    Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

(f)    Restrictions on Transfer. Stock Awards under this Section 7 shall not be transferable except by will or by the laws of descent and distribution and, in the case of Stock Appreciation Rights, shall be exercisable during the lifetime of the holder only by the holder, provided, however, that the Board may permit a transfer to a revocable trust or as permitted by Rule 701 of the Securities Act of 1933, as amended. Notwithstanding the foregoing, the holder of a Stock Appreciation Right may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of such holder, shall thereafter be entitled to exercise the Stock Appreciation Right. In the absence of such a designation, the executor or administrator of such holder’s estate shall be entitled to exercise the Stock Appreciation Right.

8.      EXERCISE PROCEDURES PRIOR TO IPO DATE; PARTICIPANT PUT RIGHTS; COMPANY CALL RIGHTS; AGREEMENTS RELATING TO COMMON STOCK.

(a)    Limitation on Exercise of Options and Stock Appreciation Rights Prior to IPO Date. Prior to an IPO Date, a Participant shall be permitted to exercise an Option or a Stock Appreciation Right, to the extent vested, as provided in the applicable provisions of Section 6 or Section 7(c), but the period during which such exercise shall be permitted shall be further limited to the period or periods, as the case may be, of (i) two (2) months following the later of (A) the Company’s receipt of the independent appraisal as of December 31 referred to in Section 2(s)(ii), and (B) the date of the most recent filing of the Company’s Form 10-K following such December 31; and (ii) two (2) months following the later of (A) the Company’s receipt of the independent appraisal as of June 30 referred to in Section 2(s)(ii), and (B) the date of the most recent filing of the Company’s Form 10-Q following such June 30. If the termination of a Participant’s Continuous Service for a reason other than Retirement, Disability or death occurs at a time when, as a result

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of the foregoing limitation, exercise thereafter would not be permitted for a period of at least thirty (30) days during the three (3) months following such termination, then such Participant (or such Participant’s estate or other beneficiary in the event of death, or other permitted transferee) may also exercise the Option or Stock Appreciation Right during the next following 2-month permitted exercise period; provided, however, that such exercise in no event shall be permitted following the expiration date of the Option or Stock Appreciation Right.

(b)    Participant Put Rights. Prior to an IPO Date, a Participant (or such Participant’s estate or other beneficiary in the event of death) shall have the right to require the Company to repurchase shares of Common Stock acquired pursuant to a Stock Award in accordance with the following provisions:

(i)    Defined Terms. For purposes of this Section 8(b), the following definitions shall apply to the capitalized terms indicated below:

(1)    “Put Period” means each of the periods of (i) two (2) months following the later of (A) the Company’s receipt of the independent appraisal as of December 31 referred to in Section 2(s)(ii), and (B) (B) the date of the most recent filing of the Company’s Form 10-K following such December 31; and (ii) two (2) months following the later of (A) the Company’s receipt of the independent appraisal as of June 30 referred to in Section 2(s)(ii), and (B) the date of the most recent filing of the Company’s Form 10-Q following such June 30.

(2)    “Put Notice” means the written notice (which may be delivered electronically) by which a Participant (or such Participant’s estate or other beneficiary in the event of death) indicates a decision to require the Company to purchase shares of Common Stock pursuant to the provisions of this Section 8(b).

(ii)    Application of Put Period. During a Put Period, a Participant (or such Participant’s estate or other beneficiary in the event of death) may require the Company to, and the Company will be obligated to, repurchase shares of Common Stock then held by such person; provided, however, that only shares of Common Stock that have been held by a Participant for at least six (6) months following their date of issuance (including, for this purpose, the period during which such shares were held by such Participant’s estate or other beneficiary in the event of death) shall be subject to such put right.

(iii)    Purchase Price. The purchase price in all of the transactions described in this Section 8(b) shall be Fair Market Value, determined pursuant to Section 2(s)(ii) based on the independent appraisal most recently received by the Company before the commencement of the applicable Put Period.

(iv)    Put Right Mechanics. The Participant (or such Participant’s estate or other beneficiary in the event of death) may exercise a put right pursuant to this Section 8(b) by delivering to the Company, during any of the Put Periods provided in this Section 8(b), a Put Notice, signed by such holder; the stock certificate(s) representing the shares of Common Stock subject to the Put Notice, properly endorsed for transfer; and any other documents that the Company may reasonably request. Following the Company’s receipt and approval of such documents, the Company shall issue to such Participant, estate or other beneficiary its check in payment of the purchase price for the shares of Common Stock. Once submitted to the Company, a Put Notice is irrevocable.

(v)    Put Rights Personal. Except as described below in this Section 8(b)(v), the put rights created by the Plan are personal to a Participant; that is, they do not run with the Stock Awards or with the shares of Common Stock acquired pursuant thereto. In general, if a Stock Award or shares of Common Stock acquired pursuant thereto are transferred to another person, as permitted by the Stockholders’ Agreement or any other agreement that may relate to the transfer of such shares, that person

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will not be entitled to exercise the put rights and to sell the shares of Common Stock under this Section 8(b). Notwithstanding the foregoing limitation, the estate or other beneficiary of a deceased Participant shall be permitted to exercise put rights to the same extent as the Participant, and in selling shares of Common Stock pursuant to this Section 8(b), all limitations and document delivery conditions shall apply to the estate or other beneficiary of a deceased Participant.

(vi)    Termination for Cause. If a Participant’s Continuous Service is terminated for Cause, all put rights shall terminate.

(c)    Company Call Rights. Prior to an IPO Date, the Company shall have the right, but not the obligation, to repurchase all shares of Common Stock acquired pursuant to a Stock Award, in accordance with the following provisions:

(i)    Defined Terms. For purposes of this Section 8(c), the following definitions shall apply to the capitalized terms indicated below:

(1)    “Call Period” means each of the periods of (i) three (3) months following the later of (A) the Company’s receipt of the independent appraisal as of December 31 referred to in Section 2(s)(ii), and (B) (B) the date of the most recent filing of the Company’s Form 10-K following such December 31; and (ii) three (3) months following the later of (A) the Company’s receipt of the independent appraisal as of June 30 referred to in Section 2(s)(ii), and (B) the date of the most recent filing of the Company’s Form 10-Q following such June 30.

(2)    “Call Notice” means the written notice (which may be delivered in electronic form) by which the Company indicates its decision to repurchase shares of Common Stock pursuant to the provisions of this Section 8(c).

(ii)    Application of Call Period. During a Call Period, the Company, subject to the rules set forth herein, shall be entitled to repurchase any or all of the shares of Common Stock then held by a Participant (or such Participant’s estate or other beneficiary in the event of death, or other permitted transferee); provided, however, that only shares that have been held for at least six (6) months following their date of issuance (including, for this purpose, the period such shares were held by the estate or other beneficiary of a deceased Participant, or other permitted transferee) may be repurchased.

(iii)    Unilateral Right. The Company may exercise its call rights under this Section 8(c) whether or not the Participant (or such Participant’s estate or other beneficiary in the event of death, or other permitted transferee) wishes to sell, and such holders of Common Stock will be obligated to sell on delivery of a Call Notice. The Company may make its decision in its sole discretion, without regard to the tax or other financial consequences to the holder of the Common Stock and without regard to decisions it may make with respect to other holders of Common Stock who are subject to the provisions of this Section 8(c).

(iv)    Purchase Price. The purchase price in all of the transactions described in this Section 8(c) shall be Fair Market Value, determined pursuant to Section 2(s)(ii) based on the independent appraisal most recently received by the Company before the commencement of the applicable Call Period.

(v)    Call Right Mechanics. The Company may exercise a call right pursuant to this Section 8(c) by delivering, during any of the Call Periods provided in this Section 8(c), to the Participant (or such Participant’s estate or other beneficiary in the event of death, or other permitted transferee) a Call Notice. Within fifteen (15) business days after receiving such Call Notice, such holder of Common Stock shall deliver to the Company the stock certificate(s) representing the shares of Common Stock subject to

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the Call Notice, properly endorsed for transfer, a copy of the Call Notice signed by such holder and any other documents that the Company may reasonably request. Following the Company’s receipt and approval of such documents, the Company shall issue and deliver to such Participant, estate, other beneficiary, or other permitted transferee its check in payment of the purchase price for the shares of Common Stock. The Company shall be free to complete such purchase transaction even if the Participant, estate, other beneficiary, or other permitted transferee fails to deliver the stock certificate(s) for the shares of Common Stock to be purchased; in that case, the Participant, estate, other beneficiary, or other permitted transferee shall supply the Company, at its request, with the “lost certificate” assurance contemplated by the Company’s Bylaws.

(vi)    Waiver. The Company may waive any of the limitations on the exercise of its call rights under this Section 8(c), other than those relating to the time such rights may be exercised and the purchase price for Common Stock.

(vii)    Future Transferees Bound. The call rights created by this Plan shall bind any transferee of the Common Stock; that is, they will run with the Stock Awards and with the shares of Common Stock acquired pursuant thereto. Should a Participant transfer Common Stock to another person (whether before or after a termination of Continuous Service), the Company will be entitled to exercise the call rights and purchase the Common Stock from such transferee (or any subsequent transferees of such transferee) under this Section 8(c). For example, if a Participant transfers Common Stock to his or her children, the Company would be entitled to purchase the Common Stock from such children (or their transferees) as provided in this Section 8(c). Certificates representing the Common Stock will bear a conspicuous legend describing the Company’s call right, and a Participant may not transfer Common Stock without first providing to the Company a document, in a form satisfactory to the Company, signed by the transferee and confirming the continuing effectiveness of the Company’s call rights after the transfer and the transferee’s obligations to provide the documents described in Section 8(f).

(d)    Interrelationship of Put Rights and Call Rights. A Participant’s put right and the Company’s call right shall both be exercisable concurrently; provided, however, that put rights and call rights exercised during a Put Period and Call Period that commence on the same date shall be given effect as to the total number of shares of Common Stock (not to exceed the total number then held by the Participant, such Participant’s estate or other beneficiary in the event of death, or other permitted transferee) subject to the Put Notice and the Call Notice.

(e)    Limitation on Repurchases of Common Stock. The Company shall not be obligated to complete a repurchase of its Common Stock from any person, whether pursuant to a put right or a call right, if:

(i)    the repurchase would, as determined by the Company in its sole discretion: (A) result in the violation of any applicable law, including, without limitation, those laws limiting the Company’s ability to repurchase its capital stock, fraudulent conveyance laws and securities laws, or (B) violate or conflict with the provisions of the certificate of incorporation of the Company or of any agreement or instrument to which the Company or any Affiliate is a party or by which it is bound (including, without limitation, any credit agreement or bond indenture with respect to the debt securities of the Company or an Affiliate), whether now or in the future, it being understood that the Company is free to create or bind itself to any provision that limits or restricts its ability to purchase shares of Common Stock pursuant to the Plan;

(ii)    there shall have been threatened, instituted, or pending any action or proceeding by any governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative

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authority or agency or tribunal, domestic or foreign, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit, or otherwise affect the repurchase, or in the Company’s sole discretion, and irrespective of whether it is directed at or affects the repurchase as such, could materially affect the Company’s business, financial condition, income, operations, or prospects or otherwise materially impair in any way the contemplated future conduct of the Company’s business;

(iii)    there shall have been any action threatened, pending, or taken, or any approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, or considered to apply to the repurchase, the Plan or the Company, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in the Company’s sole discretion, would or might directly or indirectly result in any of the consequences referred to in this Section 8(e);

(iv)    there shall have occurred or be continuing: (A) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States (whether or not mandatory); (B) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (C) the commencement of a war, armed hostilities, or any other national or international crisis directly or indirectly involving the United States; (D) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event which, in the Company’s sole discretion, might affect, the extension of credit by banks or other lending institutions in the United States; or (E) any change in the general political, market, economic, or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of the Company;

(v)    a tender or exchange offer for any or all of the shares of Common Stock, or any merger, business combination, or other similar transaction with or involving the Company, shall have been proposed, announced, or made by any person;

(vi)    the person fails to deliver the documents contemplated by Sections 8(b)(iv) or 8(c)(v), as the case may be;

(vii)    the Company concludes, in its sole discretion, that the repurchase will be treated as a dividend, rather than as an exchange, under Section 302(b)(2) or 302(b)(3) of the Code; Code;

(viii)    the Company concludes, in its sole discretion, that the repurchase would be inadvisable in view of (A) a pending or planned initial underwritten public offering of the Common Stock or other financing transaction, (B) pending or planned dividends, redemptions or other distributions to the Company’s stockholders or (C ) any change that has occurred or has been threatened in the business, condition (financial or otherwise), income, operations, liquidity, stock ownership, or prospects of the Company; or

(ix)    an IPO Date shall have occurred prior to the completion of such repurchase.

The Company in its sole discretion shall decide whether any of the foregoing events or circumstances has occurred or is occurring. If it so concludes, then, in its sole discretion, it may reject, in whole or in part, a pending or later-issued Put Notice or revoke, in whole or in part, a pending Call Notice, as the case may be. These rules are for the Company’s sole benefit. It may assert them regardless of the circumstances giving rise to the event (including its own action or inaction), or it may ignore them and proceed with the repurchase. In addition, the Company may assert or ignore them with respect to a repurchase, regardless of whether it makes the same decision with respect to repurchases (contemporaneous or not) involving other persons.

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The Company’s exercise of certain of its rights under this Section 8(e) shall have the following consequences:

(i)    If the Company has rejected a Put Notice and the person otherwise would have no further opportunities to exercise that put right, then the person (again subject to this Section 8(e) shall be entitled to exercise the put right during the next Put Period. If the person does not exercise the put right at that time, then it shall expire.

(ii)    If the Company has rejected a Put Notice and the person otherwise would have later opportunities to exercise that put right, then the rejection shall have no special effect.

(iii)    If the Company has revoked a Call Notice and the Company otherwise would not have further opportunities to exercise that call right, then the Company (again subject to this Section 8(e) shall be entitled to exercise the call right during the next Call Period.

(iv)    If the Company has revoked a Call Notice and the Company otherwise would have later opportunities to exercise the call right, then the revocation shall have no special effect.

(f)    Agreements Relating to Common Stock. The Company may require a Participant (or such Participant’s estate or other beneficiary in the event of death, or other permitted transferee), as a condition to exercising or acquiring Common Stock under any Stock Award, (i) to enter into the Stockholders’ Agreement (or any successor to that agreement) or any other agreement relating to stock transfers or voting as the Company may determine in its sole discretion; and (ii) to enter into a written understanding and acknowledgement that the Participant (or such Participant’s estate or other beneficiary in the event of death, or other permitted transferee) will have no entitlement to: (A) participate in any secondary offering or other share sale that may be executed as part of an initial public offering, private equity issuance or other transaction; (B) obtain registration or qualification of shares of Common Stock under the Securities Act or any state securities laws; (C) participate in any registration rights, stock transfer, right of first offer, right of first refusal or other agreement that may be entered into by Permitted Holders in connection with an initial public offering, private equity issuance, other transaction or otherwise; or (D) receive any right to have such Common Stock repurchased by the Company upon termination of Continuous Service for any reason or at any other time.

9.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b)    Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

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10.	MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, (ii) such Participant has paid any amount that may be owed in connection with such exercise and (iii) shares of Common Stock shall have been issued to such Participant.

(c)    No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f)    Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such

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means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award (but only the extent necessary to cover the minimum statutory withholding obligations or otherwise avoid adverse accounting consequences); or (iii) by such other method as may be set forth in the Stock Award Agreement. For purposes of the foregoing sentence, the Company’s withholding obligation and the satisfaction of such obligation through the withholding of shares of Common Stock shall be based upon Fair Market Value.

(g)    Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)    Capitalization Adjustments. If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the effective date of the Plan set forth in Section 14 without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”) the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(c) to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder; and (iii) the class(es) and the number of securities and price per share of stock subject to outstanding Stock Awards. Notwithstanding the foregoing, the Board shall proportionately adjust the number of securities and price per share of stock subject to outstanding Stock Awards in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution with respect to the Common Stock effected without receipt of consideration by the Company. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, except as required by applicable law, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b)    Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation; provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award:

(i)    Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s

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parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3(b).

(ii)    Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants)” the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction). No vested Restricted Stock Unit Award shall terminate pursuant to this Section 11(c) (ii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction. Notwithstanding anything in this Section 11(c)(ii) to the contrary, any put rights and call rights pursuant to Section 8 shall survive the Corporate Transaction, unless the shares of Common Stock acquired pursuant to the Stock Award are converted into securities of a surviving corporation or acquiring corporation (or its parent company) that are listed or traded on any established stock exchange or market.

(iii)    Stock Awards Held by Others. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction. No vested Restricted Stock Unit Award shall terminate pursuant to this Section 11(c)(iii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction. Notwithstanding anything in this Section 11(c)(iii) to the contrary, any put rights and call rights pursuant to Section 8 shall survive the Corporate Transaction, unless the shares of Common Stock acquired pursuant to the Stock Award are converted into securities of a surviving corporation or acquiring corporation (or its parent company) that are listed or traded on any established stock exchange or market.

(iv)    Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (ii) any exercise price payable by such holder in connection with such exercise.

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(v)    Corporate Transactions Not Precluded. Nothing in this Section 11 or elsewhere in the Plan shall preclude the Company from entering into a Corporate Transaction or shall require the Company to enter into a Corporate Transaction or negotiate any particular terms for a Corporate Transaction.

12.	AMENDMENT OF THE PLAN AND AWARDS.

(a)    Amendment of Plan. Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a), no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law.

(b)    Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c)    Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)    No Impairment of Rights. With the exception of actions taken pursuant to Section 3(b)(iv) and 3(b) (v), rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, the February 9, 2016 amendment and restatement of the Plan shall not amend the terms of Awards granted on or prior to February 9, 2016.

(e)    Amendment of Awards. The Board, at any time and from time to time, may amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement or the written terms of a Performance Cash Award, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that with the exception of actions taken pursuant to Section 3(b)(iv) and 3(b)(v), the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of February 9, 2016. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

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14.	EFFECTIVE DATE OF PLAN.

The Plan was adopted by the Board and approved by the Company’s stockholders on July 13, 2006, amended on December 7, 2011 and February 5, 2014, and approved by the Company’s stockholders on April 9, 2014. The Plan, as amended and restated on February 9, 2016 shall become effective on April 13, 2016, but no Stock Award shall be exercised (or, in the case of a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

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